PURCHASE OF BUSINESS AGREEMENT

THIS PURCHASE OF BUSINESS AGREEMENT (the "Agreement") made and entered into this **11th** day of **March** 2022 (the "Execution Date"),

BETWEEN:

Paul Marek of Agrarian Organics UK Limited

(the "Seller")

OF THE FIRST PART

and

Ramon F. Mabanta of CGSI INC/WAM PH.

(the "Purchaser")

OF THE SECOND PART

BACKGROUND

The Seller owns the assets of the Business and desires to sell certain assets (the "Assets"), to the Purchaser, subject to any exclusions set out in this Agreement and the Purchaser desires to buy the Assets.

Definitions

1. The following definitions apply in the Agreement:

   a. The "Assets" to be included in this Agreement include all assets of the Seller. There are no excluded assets. The Assets consist of the following:

      i. all equipment used by the Business;

      ii. all inventory and packaging;

      iii. title to registered or unregistered trade marks and trade names;

      iv. branding and marketing assets;

v. website, domain addresses and email accounts relating to agrarianorganics.co.uk;

vi. Amazon.com FBA seller accounts for UK and Europe; and do not include any Excluded Assets;

b. "Completion" means the completion of the purchase and sale of the Assets as described in this Agreement by the payment of agreed consideration, and the transfer of title to the Assets;

c. "Parties" means both the Seller and the Purchaser and "Party" means any one of them.;

d. "Default" means a payment being 30 days late on the schedule of payments without written consent from the Seller;

e. "VAT" means value added tax payable under the Value Added Tax Act 1994 and all related provisions, amendments, orders and regulations.

Sale

2. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, and conditions set out in this Agreement, the Seller agrees to sell the Assets to the Purchaser and the Purchaser agrees to purchase the Assets from the Seller.

Purchase Price

3. The Parties agree that the Purchase Price for the Assets will be £60,000 GBP and will be payable in accordance with the "Payment Schedule" below:

Payment Schedule		
Initial Payment; payable within 7 days of the "Execution Date"		£15,000 GBP
2nd Payment; Payable within 90 days of the "Execution Date"		£11,250 GBP
3rd Payment; Payable within 180 days of the "Execution Date"		£11,250 GBP
4th Payment; Payable within 270 days of the "Execution Date"		£11,250 GBP
Final Payment; Payable within 360 days of the "Execution Date"		£11,250 GBP
	Purchase Price	£60,000.00 GB

4. The Parties agree to co-operate in making joint elections under any applicable tax legislation for submission to HM Revenue & Customs in order to give the required or desired effect to the allocation of the Purchase Price.

5. The Seller and the Purchaser agree that the purchase and sale of the Seller is a transfer of the Seller as a going concern and should therefore not be considered as a supply of goods and services for the purposes of VAT according to Value Added Tax (Special Provisions) Order 1995 ("Article 5"). Both the Seller and the Purchaser will make all reasonable efforts to ensure that this Agreement conforms to this or any other VAT exemption to ensure that no amount of tax will be owing under VAT.

6. Should HM Revenue and Customs determine that VAT is chargeable on the sale of the Assets, the Purchaser will pay to the Seller, within ten days of receiving written notice, the amount of VAT which HM Revenue and Customs determined was owing in exchange for a valid VAT invoice.

Completion

7. The Completion of the purchase and sale of the Assets will take place once the Sellers receives the 4th and Final payment of the Purchase Price in accordance with the Payment Schedule (the "Completion Date").

8. At Completion and upon the Purchaser resolving the Purchase Price in full to the Seller, the Seller will deliver the Assets to the Purchaser. The Seller will deliver to the Purchaser possession of the Assets, in the same condition as on the Execution Date, and free and clear of any liens, charges, rights of third parties, or any other encumbrances, except those attached as a result of the Purchaser's actions.

9. At Completion and upon the Purchaser resolving the Purchase Price in full to the Seller, the Seller will provide the Purchaser with duly executed forms and documents evidencing transfer of the Assets, where required including, but not limited to, bills of sale, assignments, assurances, and consents. The Seller will also co-operate with the Purchaser as needed in order to effect the required registration, recording, and filing with public authorities of the transfer of ownership of the Assets to the Purchaser.

Payment

10. The Purchase Price for the Assets will be paid by the Purchaser in accordance with the Payment Schedule in the form of an electronic money or funds transfer.

11. The Purchaser is responsible for paying all applicable taxes, including VAT, duties, and any other taxes or charges payable pursuant to the transfer of the Assets from the Seller to the Purchaser.

Seller's Representations and Warranties

12. The Seller warrants to the Purchaser that:

    a. the Seller has full legal authority to enter into and exercise its obligations under this Agreement;

    b. to the best knowledge of the the Seller there is no pending or anticipated claim against the Assets or against the Seller's ownership or title in the Assets or against the Seller's right to dispose of the Assets;

    c. no third party contract is outstanding that could result in a claim against or affecting the Assets in whole or in part either now or in the future;

    d. execution of this Agreement will not hinder or unfairly disadvantage any pre-existing creditor;

    e. the Seller has withheld all amounts relating to the Business required to be withheld under income tax legislation and has paid all amounts owing to the proper authorities;

f. other than any requirement to make National Insurance contributions, the Seller is not bound by any written or oral pension plan or collective bargaining agreement or obligated to make any contributions under any retirement income plan, deferred profit sharing plan or similar plan;

g. there are no claims threatened or pending against the Seller by any current or past employee relating to any matter arising from or relating to the employment of the employee;

h. the Seller is operating in accordance with all applicable laws, rules, and regulations of the jurisdictions in which it is carried on. In compliance with such laws, the Seller has duly licensed, registered, or qualified the Seller with the appropriate authorities and agencies;

i. to the best knowledge of the Seller, the conduct of the Seller does not infringe on the patents, trademarks, trade names or copyrights, whether domestic or foreign, of any other person, firm or company;

j. the Seller owns or is licensed to use all necessary software and it can continue to use any and all computerised records, files and programs after the Completion Date in the same manner as before the Completion Date;

k. the Seller has submitted all tax reports and returns required in the operation of the Business and has paid all taxes owed to all taxing authorities, including foreign taxing authorities, except amounts that are being properly contested by the Seller, the details of this contest having been provided to the Purchaser; and

l. this Agreement has been duly executed and delivered by the Seller and constitutes a legal and binding obligation of the Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.

13. The warranties given in this Agreement are the only warranties. No other representation or warranty, either expressed or implied, has been given by the Seller to the Purchaser, including, without limitation, any representations or warranties regarding the merchantability of the Assets or their fitness for a particular purpose.

14. The Seller warrants to the Purchaser that each of the warranties made by it is accurate and not misleading at the Completion Date. The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on each warranty.

15. Where the Purchaser has a claim against the Seller relating to one or more warranties made by the Seller, the Seller will have no liability to the Purchaser unless the Purchaser provides notice in writing to the Seller containing full details of the claim on or before the first anniversary of the Completion Date.

Purchaser's Representations and Warranties

16. The Purchaser warrants to the Seller the following:

    a. the Purchaser has full legal authority to enter into and exercise its obligations under this Agreement;

    b. the corporate Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement, and this transaction has been duly authorised by all necessary corporate action on the part of the corporate Purchaser;

    c. the Purchaser has funds available to pay the full Purchase Price and any expenses accumulated by the Purchaser in connection with this Agreement and the Purchaser has not incurred any obligation, commitment, restriction, or liability of any kind, absolute or contingent, present or future, which would adversely affect its ability to perform its obligations under this Agreement;

    d. the Purchaser has not committed any act or omission that would give rise to any valid claim relating to a brokerage commission, finder's fee, or other similar payment;

    e. this Agreement has been duly executed by the Purchaser and constitutes a legal and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction; and

    f. the Purchaser has no knowledge that any warranty given by the Seller in this Agreement is inaccurate or false.

17. The warranties given in this Agreement are the only warranties. The Purchaser has given no other warranty, either expressed or implied, to the Seller.

18. The Purchaser warrants to the Seller that each of the warranties made by it is accurate and not misleading at the date of Completion. The Purchaser acknowledges that the Seller is entering into this Agreement in reliance on each warranty.

19. The Purchaser's warranties will survive the Completion Date of this Agreement.

20. Where the Seller has a claim against the Purchaser relating to one or more warranties made by the Purchaser, the Purchaser will have no liability to the Seller unless the Seller provides notice in writing to the Purchaser containing full details of the claim on or before the first anniversary of the Completion Date.

21. Where the Seller has a claim against the Purchaser relating to one or more warranties made by the Purchaser, and the Seller is entitled to recover damages from a third party then the amount of the claim against the Purchaser will be reduced by the recovered or recoverable amount less all reasonable costs incurred by the Seller in recovering the amount from the third party.

Conditions Precedent to be Performed by the Purchaser

22. The obligation of the Seller to complete the sale of the Assets under this Agreement is subject to the satisfaction of the following conditions precedent by the Purchaser, on or before the Completion Date, each of which is acknowledged to be for the exclusive benefit of the Seller and may be waived by the Seller entirely or in part:

    a. all of the warranties made by the Purchaser in this Agreement will be true and accurate in all material respects on the Completion Date;

    b. the Purchaser will obtain or complete all forms, documents, consents, approvals, registrations, declarations, orders, and authorisations from any person or any governmental or public body, required of the Purchaser in connection with the execution of this Agreement;

Conditions Precedent to be Performed by the Seller

23. The Seller agrees to provide 12 months of free storage (up to 500 square ft) to the Purchaser for the purpose of warehousing and manufacturing of products relating to the Business.

24. The Seller agrees to provide ongoing co-packing and distribution services to the Purchaser for 12 months following the completion date. The Purchaser agrees to pay the Seller for co-packing services related to the Businesses current SKUs at a rate of 50 pence (GBP) per bottle. Expenses relating to Packaging and Distribution will be paid by the Purchaser.

Payments will be in the an electronic money or funds transfer on a pro-forma basis. Co-packing services relating to any future product lines or SKUs of the business will be negotiated separately. Should no extension of this service come into effect at the end of the 12 months, the Seller agrees to assist the business in transitioning its manufacturing and warehousing to another facility.

25. The obligation of the Purchaser to complete the purchase of the Assets under this Agreement is subject to the satisfaction of the following conditions precedent by the Seller, on or before the Completion Date, each of which is acknowledged to be for the exclusive benefit of the Purchaser and may be waived by the Purchaser entirely or in part:

    a. all of the warranties made by the Seller in this Agreement will be true and accurate in all material respects on the Completion Date;

    b. the Seller will obtain and complete any and all forms, documents, consents, approvals, registrations, declarations, orders, and authorisations from any person or governmental or public body that are required of the Seller for the proper execution of this Agreement and transfer of the Assets to the Purchaser;

    c. no substantial damage to or alteration of the Assets that would adversely affect their value will occur between the date this Agreement is signed and the Completion Date;

    d. the Seller will have obtained any necessary consents for assigning any leases to the Purchaser as well as providing certificates from such owners or landlords that there are no arrears of rent, no breaches under such leases and the amount of the security deposits held by such third parties;

    e. the Seller will execute and deliver bills of sale for the Assets in favor of the Purchaser;

    f. the Seller will provide the Purchaser with complete information concerning the operation of the Seller, in order to put the Purchaser in a position to carry on in the place of the Seller;

    g. immediately following the Completion, the Seller will discontinue use of the name Agrarian Organics (Seller)
    except in connection with the collection of the accounts receivable of the Seller and the disposing of any inventory that were not part of the Assets sold to the Purchaser; and

<u>Conditions Precedent Not Satisfied</u>

26. If either Party fails to satisfy any of its conditions precedent as set out in this Agreement on or before the Completion Date and that condition precedent was not waived, then this Agreement will be null and void and there will be no further liability as between the Parties.

Disclosure

27. Upon the reasonable request of the Purchaser, the Seller will, from time to time, allow the Purchaser and its agents, advisors, accountants, employees, or other representatives to have reasonable access to the premises of the Seller and to all of the books, records, documents, and accounts of the Seller, during normal business hours, between the date of this Agreement and the Completion Date, in order for the Purchaser to confirm the representations and warranties given by the Seller in this Agreement.

Default of Payment

28. The parties acknowledge that should the Purchaser Default on any of its payments, as set out in the Schedule of Payments outlined in Section 3 of this agreement, without agreed written consent from the Seller, that the completion of this agreement will be null and void and that the companies assets will return to the Seller. All legal costs associated to the collection of company assets and/or damages resulting from the collections process will be payable by the Purchaser.

VAT

29. The Purchaser will have no liability and does not assume any duties or responsibilities for any claims or liability relating to unpaid VAT owing on any sales or services provided through the Seller for the period up to and including the Completion Date. The Seller will indemnify the Purchaser against any such claims or liability.

Rights of Third Parties

30. A person who is not a party to this Agreement will have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.

Transfer of Third Party Contracts

31. This Agreement is not to be construed as an assignment of any third party contract from the Seller to the Purchaser if the assignment would be a breach of that third party contract.

32. The Purchaser will be solely responsible for acquiring new contracts with third parties where the existing contracts are not legally assignable from the Seller to the Purchaser.

33. Notwithstanding any other provision in this Agreement to the contrary, the Seller will not be liable for any losses, costs or damages of any kind including loss of revenue or decrease in value of the Seller resulting from the failure of the Purchaser to acquire any third party contracts.

Notices

34. Any notices or deliveries required in the performance of this Agreement will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the Parties at the addresses contained in this Agreement or as the Parties may later designate in writing.

Expenses/Costs

35. The Parties agree to pay all their own costs and expenses in connection with this Agreement.

Severability

36. The Parties acknowledge that this Agreement is reasonable, valid, and enforceable; however, if any part of this Agreement is held by a court of competent jurisdiction to be invalid, it is the intent of the Parties that such provision be reduced in scope only to the extent deemed necessary to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected or invalidated as a result.

37. Where any provision in this Agreement is found to be unenforceable, the Purchaser and the Seller will then make reasonable efforts to replace the invalid or unenforceable provision with a valid and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the original invalid or unenforceable provision.

Governing Law

38. This Agreement will be governed by and construed in accordance with the laws of Northern Ireland and Great Britain.

39. The courts of Northern Ireland and Great Britain will have jurisdiction to decide and settle any dispute or claim arising out of or in connection with this Agreement.

General Provisions

40. This Agreement contains all terms and conditions agreed to by the Parties. Statements or representations which may have been made by any Party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement.

All such statements are declared to be of no value to either Party. Only the written terms of this Agreement will bind the Parties.

41. This Agreement may only be amended or modified by a written instrument executed by all of the Parties.

42. This Agreement will not be assigned either in whole or in part by any Party without the written consent of the other Party.

43. The clauses, paragraphs, and subparagraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

44. All of the rights, remedies and benefits provided in this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law or equity.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this **11**th day of **March** 2022.

WITNESS: SIMON HAMP

PAUL MAREK (Seller)

Ramon F. Mabanta (Purchaser)

WITNESS: ____________

Per: ____________ (Seal)